ESCROW AGREEMENT

                                      among

                               GSC HOLDINGS CORP.,

                                 GAMESTOP, INC.

                                       and

                                 CITIBANK, N.A.
                           as Escrow Agent and Trustee

                         Dated as of September 28, 2005



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                                ESCROW AGREEMENT

     ESCROW AGREEMENT (this "Escrow Agreement") made this 28th day of September, 2005 by and among CITIBANK, N.A., a national banking institution incorporated under the laws of the United States of America, as Escrow Agent (the "Escrow Agent"), and as trustee (the "Trustee"), GSC Holdings Corp., a Delaware corporation (the "Company"), and GameStop, Inc., a Minnesota corporation ("GameStop" and, collectively with the Company, the "Depositors" and each, a "Depositor").

     WHEREAS, pursuant to the Purchase Agreement (the "Purchase Agreement"), dated as of September 21, 2005, among the Depositors, the Initial Guarantors (as defined therein), Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the "Initial Purchasers"), the Depositors have agreed to sell to the Initial Purchasers $300 million aggregate principal amount of Senior Floating Rate Notes due 2011 (the "Senior Floating Rate Notes") and $650 million aggregate principal amount of 8% Senior Notes due 2012 (the "Senior Notes" and, together with the Senior Floating Rate Notes, the "Notes").

     WHEREAS, the Notes are being issued on the date hereof under that certain Indenture (the "Indenture"), dated the date hereof, among the Depositors, the Subsidiary Guarantors (as defined therein) party thereto and the Trustee.

     WHEREAS, the Purchase Agreement provides that the gross proceeds from the offering of the Notes (the "Offering") will be placed in escrow if the Offering of the Notes is not concurrently consummated with the Mergers (as defined in the Purchase Agreement), and since the Mergers are expected to be consummated on or about October 7, 2005, such proceeds are being placed in escrow pursuant to the terms of this Escrow Agreement.

     WHEREAS, the Escrow Property (as defined herein) will be used either (a) in connection with the consummation of the Mergers or (b) to redeem the Notes pursuant to paragraph 8 of the Notes (the "Special Mandatory Redemption").

     WHEREAS, concurrently with this Escrow Agreement, the Depositors and the Trustee shall also enter into a Pledge and Assignment Agreement, pursuant to which the Trustee shall have sole dominion and control over the Escrow Property until the conditions for release of the security interest of the Trustee in the Escrow Property have been satisfied as evidenced by the receipt by the Escrow Agent of the deliverables set forth in Section 4(a) hereof.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Depositors jointly appoint Citibank, N.A. as the Escrow Agent for the Escrow Property and direct Citibank, N.A. as the Escrow Agent to maintain the Escrow Property in an account (the "Escrow Account") upon the terms and conditions set forth in this Escrow Agreement. Citibank, N.A. hereby accepts such appointment as the Escrow Agent for the Escrow Property and agrees to maintain the Escrow Account and to act as the Escrow Agent for the Escrow Property, in each case in accordance with and subject to the following Instructions and Terms and Conditions:

                                I. INSTRUCTIONS:

1.   Escrow Property

     The property and/or funds deposited or to be deposited with Escrow Agent by Depositors shall be as follows:

     Concurrently with the closing of the sale of the Notes, the Depositors will deposit with the Escrow Agent an aggregate amount of $951,172,000.00, representing: (x) an amount of cash equal to the gross proceeds from the sale of the Notes plus (y) an amount in excess of the gross proceeds, in cash, sufficient to redeem the Notes at a price equal to 100% of the principal amount of the Senior Floating Rate Notes and 98.688% of the principal amount of the Senior Notes plus accrued and unpaid interest on the Senior Floating Rate Notes and the Senior Notes at their interest rates of 7.845% and 8.0%, respectively, to November 14, 2005 (the latest possible date that a Special Mandatory Redemption (as defined in the Indenture) can be carried out by the Depositors plus (z) an additional $48,302.56.

     The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the "Distributions") received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as "Escrow Property."

2.   Investment of Escrow Property

     Escrow Agent shall invest or reinvest Escrow Property, without distinction between principal and income, in accordance with written instructions delivered to the Escrow Agent specifying any one or more of the following investments from the Depositors designated herein. Initially, until otherwise directed in writing the Escrow Property shall be invested in Fidelity Institutional Prime Money Market Fund III (691).

     The permitted investments shall be limited to money market funds having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition, including any fund for which the Escrow Agent or an Affiliate of the Escrow Agent serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian, notwithstanding that (A) the Escrow Agent or an Affiliate of the Escrow Agent charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiates at arm's length) and (B) the Escrow Agent charges and collects fees and expenses for services rendered, pursuant to this Escrow Agreement.

     The Escrow Agent shall have no obligation to invest or reinvest the Escrow Funds if all or a portion of the Escrow Funds is deposited with the Escrow Agent after 12:00 noon (E.S.T.) on the day of deposit. Instructions to invest or reinvest that are received after 12:00 noon (E.S.T.) will be treated as if received on the following business day in New York.

     The Escrow Agent shall have the power to sell or liquidate the foregoing investments or any Escrow Property whenever the Escrow Agent shall be required to release the Escrow Property pursuant to the terms hereof. The Escrow Agent shall have no responsibility for the sale of any Escrow Property or for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property so long as invested, reinvested or liquidated in accordance with the terms hereof. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property.

     If a selection is not made, the Escrow Property shall remain uninvested with no liability for interest therein.

     Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and shall be entitled to such usual and customary fee. Neither Citigroup nor any of its affiliates assume any duty or liability for monitoring the investment rating.

3.   Written Instruction

     All instructions required under this Escrow Agreement will be delivered to Escrow Agent in writing, in either original or facsimile form, executed by an Authorized Person, as hereinafter defined, of Depositors. The identity of such Authorized Persons, as well as their specimen signatures, will be delivered to Escrow Agent in the form of Incumbency Certificates in the form of Exhibit A-1, A-2 and A-3 and will remain in effect until Depositors notify Escrow Agent of any change ("Authorized Persons"). In its capacity as Escrow Agent, Escrow Agent will accept all instructions and documents complying with the above under the indemnities provided in this Escrow Agreement, and reserves the right to refuse to accept any instructions or documents which fail, or appear to fail, to comply. Further to this procedure, Escrow Agent reserves the right to telephone an Authorized Person to confirm the details of such instructions or documents if they are not already on file with us as standing instructions. Escrow Agent and Depositors agree that the above constitutes a commercially reasonable security procedure.

4.   Distribution of Escrow Property

     Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

     (a) In the event that the Mergers will be consummated, the Depositors shall deliver a written notice (a "Merger Notice") to each of the Trustee and the Escrow Agent on or before October 31, 2005, instructing the Escrow Agent to release to the Depositors all of the Escrow Property. The following materials shall accompany such notice:

          (i)  an Officer's Certificate from the Depositors certifying that:

               1. the Mergers are ready to be consummated and, in connection therewith, the Depositors will be entering into the Senior Credit Facility (as defined in the Indenture) on or before October 31, 2005 in substantially the manner described in the offering memorandum relating to the Notes dated September 21, 2005 (the "Offering Memorandum");

               2. following the release of the Escrow Property, such Escrow Property will be applied by the Depositors to fund the Mergers substantially as summarized in the Offering Memorandum; and

               3. no Default or Event of Default has occurred and is continuing.

          (ii) a copy of the executed counterparts of a supplemental indenture (the "Supplemental Indenture") substantially in the form of Exhibit B hereto, pursuant to which each of the EB Guarantors (as defined in the Purchase Agreement) guarantees the Depositors' obligations under the Indenture and the Notes (the "EB Guarantees") and the EB Guarantors will become parties to the Indenture;

          (iii) an executed counterpart of a joinder agreement (the "Joinder Agreement") substantially in the form of Exhibit C hereto, pursuant to which the EB Guarantors shall become parties to the Purchase Agreement and the Registration Rights Agreement (as defined in the Purchase Agreement); and

          (iv) one or more opinions from counsel for the EB Guarantors, reasonably satisfactory to the Representatives (as defined in the Purchase Agreement) relating to authorization, execution and delivery of the Joinder Agreement, authorization, execution and delivery and enforceability of the Supplemental Indenture, and authorization, execution and delivery and enforceability of the EB Guarantees.

          Upon receipt of a Merger Notice and the items referred to in clauses
          (i) through (iv) above from the Depositors, the Escrow Agent shall promptly, but in no event later than one (1) Business Day following such receipt, distribute all of the Escrow Property to the Depositors, net of (i) any outstanding expenses (including attorneys' fees) payable to the Escrow Agent, (ii) the fee payable to Citibank, N.A. specified in Section 6(a)(i) hereof and (iii) the fee payable to Citigroup Global Markets Inc. specified in Section 6(a)(ii) hereof. The Escrow Agent shall have no duty or obligation to review the content of the items referenced in clauses (i) through (iv) above, shall have no responsibility for their validity or sufficiency, and shall be entitled to rely conclusively upon the written direction of the Depositors without further inquiry.

     (b) In the event that the Notes are to be redeemed pursuant to a Special Mandatory Redemption, the Depositors shall, at least two (2) Business Days prior to the Special Mandatory Redemption Date (as defined below), deliver a written notice (a "Redemption Notice") to each of the Trustee and the Escrow Agent setting forth the redemption price (the "Special Mandatory Redemption Price") and the date on which such Notes will be redeemed (the "Special Notice Redemption Date"). Upon receipt of a Redemption Notice, the Escrow Agent shall:

          (i) liquidate all Escrow Property then held by it no later than the Business Day prior to the Special Mandatory Redemption Date; and

          (ii) on or before 10:00 a.m. on the Special Mandatory Redemption Date, release and deliver to the Trustee, net of any outstanding expenses (including attorneys' fees) payable to the Escrow Agent, the amount of Escrow Property equal to the Special Mandatory Redemption Price (to the extent available), and promptly following such release, the Escrow Agent shall release any remaining Escrow Property to the Depositors.

     (c) Notwithstanding Sections 4(a) and 4(b) above, if the Escrow Agent receives a written notice (an "Acceleration Notice") from the Trustee that the principal amount of, and accrued and unpaid interest on, the Notes has become immediately due and payable pursuant to Section 6.02 of the Indenture (an "Acceleration Event"), the Escrow Agent shall liquidate all Escrow Property then held by it within one (1) Business Day after it receives such Acceleration Notice, and shall release to the Trustee, net of any outstanding fees and expenses (including attorneys' fees) payable to the Escrow Agent, the amount of Escrow Property as specified by the Trustee in the Acceleration Notice (to the extent available) for payment of the Notes. The Escrow Agent shall release all remaining Escrow Property to the Depositors.

5.   Addresses and Account Information

     Notices, instructions, other communications and payments shall be sent as follows:

                    Address                     Account Information

           If to the Depositors, to:

      GSC Holdings Corp.                Bank Name: BANK OF AMERICA N.A.
      GameStop, Inc.                    ABA No.: 111 000 025
      625 Westport Parkway              Acct. Name: GAMESTOP TEXAS LP
      Grapevine Texas  76051            Acct. No.: 4785756523
      Facsimile No.: (817) 424-2820     For Credit To: GAMESTOP TEXAS LP
      Telephone: (817) 424-2155
      Attention:  Chief Financial Officer

           If to Escrow Agent, to:

      Citibank, N.A.,                     Bank Name:      Citibank, N.A.
      388 Greenwich Street, 14th Floor    ABA No.:        021 000 089
      New York, New York  10013           Acct. Name:     Escrow Concentration
      Facsimile No.:  (212) 657-2762      Acct. No.:      36855852
      Telephone:  (212) 816-5650          For Credit To:  795744/GameStop Escrow
      Attn:  Mary Ellen Connolly
               If to the Trustee, to:

      Citibank, N.A.,                     Bank Name:      Citibank, N.A.
      388 Greenwich Street, 14th Floor    ABA No.:        021 000 089
      New York, New York  10013           Acct. Name:     Corp. Trust Inc. Fed
                                                          Wire
      Facsimile No.: (212) 816-5527       Acct. No.:      36074175
      Telephone:  (212) 816-5805          Reference:      GameStop Indenture
      Attn:  Louis Piscitelli

6.   Distribution of Escrow Property Upon Termination

     Upon termination of this Escrow Agreement, Escrow Property then held hereunder shall be distributed as follows:

     (a) If Escrow Property is to be released pursuant to Section 4(a) above, then the Escrow Agent shall wire the following amounts to the following recipients:

          (i)  $7,125,000 to Citibank, N.A. at:

               Bank Name:       Citibank, N.A.
               ABA No.:         021 000 089
               Acct. Name:      CITICORP INDUSTRIAL CREDIT
               Acct. No.:       3885-8061
               Reference:       GameStop

          (ii) $13,550,000 to Citigroup Global Markets Inc. at:

               Bank Name:       JP MORGAN CHASE BANK CHICAGO ILL
               Location:        Chicago, IL
               ABA No.:         071 000 013
               Acct. Name:      CITIGROUP GLOBAL MARKETS INC.
               Acct. No.:       5143322
               Attn:            Dawn Baldeo 212 723 9449
               Reference:       GameStop, CUSIP #s 36293YAC9/U0391VAB1/36293YAA3
                                /U0391VAA3

          (iii) all remaining amounts of Escrow Property to the Depositors.

     (b) If Escrow Property is to be released pursuant to Section 4(b) or 4(c) above, the Escrow Agent shall wire an amount equal to the amount specified in the Redemption Notice or Acceleration Notice, as applicable, to the Trustee, and shall wire all such remaining amounts, if any, to the Depositors.

7.   Compensation

     (a) The Depositors agree to pay the Escrow Agent's compensation in accordance with the fee schedule attached as Exhibit D and made a part hereof. In addition, Depositors agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). The obligations contained in this paragraph (a) shall be a joint and several obligation of the Depositors.

     (b) Depositors shall be responsible for and shall reimburse Escrow Agent upon demand for all expenses and disbursements incurred or made by Escrow Agent in connection with this Escrow Agreement.

                            II. TERMS AND CONDITIONS

1. Escrow Property shall be held by the Escrow Agent either directly or through the Federal Reserve/Treasury Book-Entry System for United States and federal agency securities (the "Book-Entry System"), The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission ("DTC"), or through any other clearing agency or similar depository (a "Clearing Agency"). The Escrow Agent shall have no responsibility and shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rates changes, or similar matters relating to securities held at DTC or with any Clearing Agency unless the Escrow Agent shall have received actual and timely notice of the same, nor shall the Escrow Agent have any responsibility or liability for the actions or omissions to act of the Book-Entry System, DTC or any Clearing Agency.

2. The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or an entity acting on its behalf. Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

3. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective permitted successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever except as provided in paragraph 14 hereof with respect to the resignation of the Escrow Agent.

4. If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

5. (a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest incident to any such delays, or (v) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

     (b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent or its counsel hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefore from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of Escrow Property an amount of Escrow Property it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which Escrow Agent is entitled to hereunder.

     (c) As security for the due and punctual performance of any and all of Depositor's, or Depositors', as the case may be, obligations to Escrow Agent hereunder, now or hereafter arising, Depositors, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Depositors or the investment of Escrow Property). The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Depositors and all third parties in accordance with the terms of this Escrow Agreement.

     (d) Escrow Agent may consult with legal counsel of its own choosing at the expense of the Depositors as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

     (e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God, war or terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

     (f) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

6. Unless otherwise specifically set forth herein Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. Should Escrow Agent in its sole discretion or otherwise credit Distributions before the same are finally collected, such credits shall be provisional and may be reversed by Escrow Agent without notice until such time as the same shall be finally collected. All such collections shall be subject to Escrow Agent's usual collections practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

7. Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless the Depositor notifies Escrow Agent in writing to the contrary within thirty (30) business days of the date of such statement.

8. Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

9. The Escrow Agent shall not be under any duty to give the Escrowed Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

10. When the Escrow Agent is instructed in writing to deliver securities against payment, or to effect payment against delivery, delivery and receipt of payment may not be completed simultaneously, and each Depositor agrees that the Escrow Agent shall incur no liability for any credit risk in-volved, and that the Escrow Agent may deliver and receive securities, and arrange for payments to be made and received, in accordance with customs prevailing from time to time among brokers or dealers in such securities.

11. At any time the Escrow Agent may request an instruction in writing in English from the Depositors and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least one business day after the Depositors receive the Escrow Agent's request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

12. Notices, instructions or other communications shall be in writing in English and shall be given to the address set forth in the "Addresses" provision herein (or to such other address as may be substituted therefore by written notification to Escrow Agent or Depositors). Notices to Escrow Agent shall be deemed to have been given when actually received by Escrow Administration (Global Agency Trust). Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or a banking holiday in New York, such time shall be extended to the next day on which the Escrow Agent is open for business.

13. Depositors, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent (and any predecessor Escrow Agent) and hold Escrow Agent harmless from and against any and all claims, losses, actions, liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively "Losses") arising from or in connection with its administration of this Escrow Agreement, provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its own gross negligence or own willful misconduct for which Escrow Agent has assumed liability pursuant to preceding subparagraph
     (a) of paragraph 5 hereof. In addition, when the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telephone, telex or facsimile, the Escrow Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Depositors or is not in the form the Depositors sent or intended to send (whether due to fraud, distortion or otherwise). The Depositors shall jointly and severally indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication. This paragraph shall survive the termination of this Escrow Agreement or the removal of the Escrow Agent.

14. (a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days' prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving the Depositors fifteen (15) calendar days' prior written notice thereof.

     (b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow

          Agent may, in its sole discretion, deliver the Escrow Property to the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors. In the event of any such resignation or removal, the Escrow Agent shall have no further obligation with respect to the Escrow Property.

     (c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and conclusively expenses or other obligations are paid.

     (d) Upon delivery of the Escrow Property to the success or Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

15. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

     (b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected. The Escrow Agent shall act on such court order and legal opinions without further question. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

     (c) The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

     16. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Depositors hereby submits to the personal jurisdiction of, and each agrees that all proceedings relating hereto shall be brought in, courts located within the City and State of New York. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that said opinion is final and non-appealable. The Escrow Agent shall act on such court order and legal opinions without further question.

17.  (a)  The Escrow Agent does not have any interest in the Escrowed
          Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Depositors shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Depositors will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

     (b) IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.

18. Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

19. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

20. Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by the Depositors do not and will not violate any applicable law or regulation.

21. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way effect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

22. This Escrow Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

23. This Escrow Agreement shall terminate upon the distribution of all Escrow Property from the account established hereunder. The provisions of these Terms and Conditions and paragraph 6 of Part I shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

24. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "Citibank, N.A." by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

25. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

26. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

27. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties.

28. Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any corporation succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties have caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.


GSC HOLDINGS CORP.,              GAMESTOP, INC.,
as Depositor                     as Depositor



By:                              By:
   -------------------------        --------------------------
   Name:                            Name:
   Title:                           Title:



CITIBANK, N.A.,                  CITIBANK, N.A.,
as Trustee                       as Escrow Agent


By:                              By:
   -------------------------        --------------------------
   Name:                            Name:    Mary Ellen Connolly
   Title:                           Title:   Assistant Vice President

                                                                   EXHIBIT A-1

                         FORM OF INCUMBENCY CERTIFICATE
                              OF GSC HOLDINGS CORP.

     The undersigned certifies that [he][she] is the Secretary or Assistant Secretary of each of GSC Holdings Corp., a Delaware corporation (the "Company"), and as such [he][she] is authorized to execute this Certificate and further certifies that the following persons have been elected or appointed, are qualified, and are now acting as officers of the Company in the capacity or capacities indicated below, and that the signatures set forth opposite their respective names are their true and genuine signatures. [He][She] further certifies that any of the persons listed below is authorized individually to sign agreements and give written instructions with regard to any matters pertaining to the Escrow Agreement dated September 28, 2005 and the appointment of Citibank N.A. as Escrow Agent (an "Authorized Person"):

      Name                   Title / Phone                 Signature

                                  /
--------------------     -----------------------     -------------------------

                                  /
--------------------     -----------------------     -------------------------

                                  /
--------------------     -----------------------     -------------------------


     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of the Company this 28th day of September, 2005.


     -------------------
     Name:
     Title:

     Call Back Authorized Individuals:
     The below listed persons (must list at least two individuals) have been designated Call Back Authorized Individuals of GSC Holdings Corp. and will be notified by Citibank N.A. upon the release of Escrow Property from the escrow accounts unless an original "Standing or Predefined Instruction" letter is on file with Escrow Agent.

                 Name:                       Telephone #:

----------------------------------     ---------------------------------------

----------------------------------     ---------------------------------------

                                                                   EXHIBIT A-2
                         FORM OF INCUMBENCY CERTIFICATE
                                OF GAMESTOP, INC.

     The undersigned certifies that [he][she] is the Secretary or Assistant Secretary of each of GameStop, Inc., a Minnesota corporation (the "Company"), and as such [he][she] is authorized to execute this Certificate and further certifies that the following persons have been elected or appointed, are qualified, and are now acting as officers of the Company in the capacity or capacities indicated below, and that the signatures set forth opposite their respective names are their true and genuine signatures. [He][She] further certifies that any of the persons listed below is authorized individually to sign agreements and give written instructions with regard to any matters pertaining to the Escrow Agreement dated September 28, 2005 and the appointment of Citibank N.A. as Escrow Agent (an "Authorized Person"):

     Name                   Title / Phone                 Signature

                                  /
--------------------     -----------------------     -------------------------

                                  /
--------------------     -----------------------     -------------------------

                                  /
--------------------     -----------------------     -------------------------

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of the Company this 28th day of September, 2005.


     ---------------------
     Name:
     Title:

     Call Back Authorized Individuals:


     The below listed persons (must list at least two individuals) have been designated Call Back Authorized Individuals of GameStop, Inc. and will be notified by Citibank N.A. upon the release of Escrow Property from the escrow accounts unless an original "Standing or Predefined Instruction" letter is on file with Escrow Agent.

                 Name:                       Telephone #:

----------------------------------     ---------------------------------------

----------------------------------     ---------------------------------------

                                                                  EXHIBIT A-3


                 LIST OF AUTHORIZED PERSONS TO ACT INDIVIDUALLY
                  FOR CITIBANK, N.A. in its capacity as TRUSTEE
                           FOR SENDING INSTRUCTIONS TO
                         Citibank, N.A., as Escrow Agent



------------------- ------------------- ------------------- -------------------
                                                                   SAMPLE
   NAME                  TITLE               PHONE               SIGNATURE
------------------- ------------------- ------------------- -------------------
(b)


------------------- ------------------- ------------------- -------------------
(c)


------------------- ------------------- ------------------- -------------------
(d)


------------------- ------------------- ------------------- -------------------
(e)


------------------- ------------------- ------------------- -------------------
(f)


------------------- ------------------- ------------------- -------------------

                                                                     EXHIBIT B

                         FORM OF SUPPLEMENTAL INDENTURE

                      [to be provided under separate cover]

                                                                     EXHIBIT C

                            FORM OF JOINDER AGREEMENT

                      [to be provided under separate cover]

                                                                     EXHIBIT D

                                  FEE SCHEDULE

                      [to be provided under separate cover]